Exhibit 10.1

DEBT BRIDGE CREDIT AGREEMENT

dated as of

July 28, 2013

among

BLISFONT LIMITED, as Borrower,

THE LENDERS PARTY HERETO,

HSBC BANK USA, N.A.,

as Syndication Agent

and

BARCLAYS BANK PLC,

as Administrative Agent,

BARCLAYS BANK PLC

and

HSBC SECURITIES (USA) INC.

as Joint Lead Arrangers and Joint Bookrunners

i

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Note

Exhibit C – Mandatory Cost Rate

Exhibit D – Form of Joinder Agreement

Exhibit E – Form of Closing Certificate

This DEBT BRIDGE CREDIT AGREEMENT (this “Agreement”), dated as of July 28, 2013, is among BLISFONT LIMITED, a private limited company organized under the laws of Ireland (the “Borrower”), as borrower, the LENDERS party hereto, HSBC BANK USA, N.A. as Syndication Agent and BARCLAYS BANK PLC, as Administrative Agent.

RECITALS

WHEREAS the Borrower intends to acquire (the “Acquisitions”) pursuant to the Transaction Agreement among Eagle, Perrigo Company (the “Company”), New Foreign Holdco, Company Merger Sub and the Borrower dated July 28, 2013 (including any schedules, exhibits, annexes, appendices or other attachments thereto, the “Acquisition Agreement”) (a) all of the outstanding ordinary shares of Elan Corporation, PLC (“Eagle”) for consideration consisting of $6.25 per Elan Share (as defined in the Acquisition Agreement) in cash (the “Cash Consideration”) and newly issued ordinary shares of the Borrower, which acquisition will be effected pursuant to the Scheme (as hereinafter defined) and (b) all of the outstanding capital stock of the Company for consideration consisting of newly issued ordinary shares of the Borrower and a small portion of cash or nonvoting shares of the Borrower, which acquisition will be effected pursuant to a merger of a newly created indirect subsidiary of the Borrower organized under the laws of the State of Delaware (“Company Merger Sub”) with and into the Company with the Company as the surviving company (the “Company Merger”); and

WHEREAS in connection with the Acquisitions, the Borrower intends to finance the payment of the Cash Consideration, the repayment of certain existing indebtedness of the Company and the payment of fees and expenses related to the Acquisitions from the following sources: (i) the proceeds of up to $1.65 billion in senior unsecured notes (the “New Senior Notes”) or, to the extent that the New Senior Notes are not issued at or prior to the time the Acquisitions are consummated, the proceeds of up to $1.65 billion in borrowings under the Tranche 1 Commitments, (ii) the proceeds of up to $1.0 billion from borrowings under a senior unsecured term loan facility arranged by the Lead Arrangers (the “New Term Loan Facility”, the term loans thereunder “New Term Loans”) or, to the extent that the New Term Loans are not made at or prior to the time the Acquisitions are consummated, the proceeds of up to $1.0 billion in borrowings under the Tranche 2 Commitments and (iii) the proceeds of up to $1.7 billion from borrowings under the Cash Bridge Facility which will be repaid with the proceeds of cash on hand at Eagle within 60 days after the closing of the Acquisitions (the transactions set forth in this paragraph and the immediately preceding paragraph, the “Transactions”);

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“1983 Act” means the Companies (Amendment) Act, 1983 of Ireland, as amended.

“1990 Act” means the Companies Act, 1990 of Ireland, as amended.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Agreement” has the meaning set forth in the recitals hereto.

“Acquisitions” has the meaning set forth in the recitals hereto.

“Act” means the Companies Act 1963 of Ireland, as amended.

“Additional Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

“Additional Interest and Fee Letter” means the Additional Interest, Fee and Syndication Letter dated the date hereof among the Company, the Lead Arrangers and HSBC Bank USA, N.A.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 1.00% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the Screen Rate at approximately 11:00 a.m. London time on such day.

“Administrative Agent” means Barclays, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Syndication Agent.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Lenders at such time.

“Aggregate Loans” means, at any time, the sum of the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” or “ABR” means the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.50% and (iii) the Adjusted One Month LIBOR Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate, respectively.

“Anti-Corruption Laws” has the meaning set forth in Section 3.07.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.15(b).

“Applicable Lending Installation” is defined in Section 2.02(e).

“Applicable Margin” means, for any day, with respect to any Eurocurrency Loan, the applicable rate per annum (expressed in basis points) set forth below under the caption “Applicable Margin” based upon the Debt Rating as of such date:

Status	Debt Rating	Applicable Margin – LIBO Loans	Applicable Margin – ABR Loans	Applicable Margin – Ticking Interest
Level I	BBB+ / Baa1 or better	1.125%	0.125%	0.125%
Level II	BBB/Baa2	1.375%	0.375%	0.175%
Level III	BBB-/Baa3	1.75%	0.75%	0.20%
Level IV	BB+/Ba1	2.00%	1.00%	0.25%
Level V	Any ratings lower than Level IV Status	2.25%	1.25%	0.35%

Each Applicable Margin for Loans shall increase by 0.50% per annum at the end of each successive three-month period ending after the Closing Date (e.g., the first such increase will occur on the date which is three months after the Closing Date).

As used herein “Debt Rating” means the rating by S&P and Moody’s for Index Debt of the Borrower. Notwithstanding the above definitions, the parties agree that for purposes of determining what Debt Rating applies, (i) if the rating by Moody’s and the rating by S&P differ by one level, then the applicable rating level shall be based upon the higher of such ratings, (ii) if said rating by Moody’s and said rating by S&P differ by more than one level, then the applicable rating level shall be one level lower than the rating level resulting from the higher of such ratings, (iii) during any period during which there is no such rating by either Moody’s or S&P, Level V shall apply and (iv) in the event only Moody’s or S&P provides a Debt Rating, such rating shall apply.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments or Aggregate Loans outstanding at such time represented by such Lender’s Commitments or outstanding Loans; provided that when a Defaulting Lender shall exist, then such percentage shall mean the percentage of Aggregate Commitments (disregarding any Defaulting Lender’s Commitment) or Aggregate Loans outstanding represented by such Lender’s Commitments and outstanding Loans.

“Asset Sales” means any sale, transfer, lease, license, sale and leaseback or other disposition of property (including pursuant to a casualty event or condemnation proceeding).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, liquidator, examiner, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action to bring or obtain or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means Loans or portions thereof from the same Commitment and of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (and not operating leases) on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Reduction” means the proposed reduction of the share capital of Eagle under Sections 72 and 74 of the Act, which forms part of the Scheme.

“Cash Bridge Facility” means the bridge facility available pursuant to Cash Bridge Credit Agreement dated the date hereof among the Borrower, Barclays, as administrative agent, and the lenders from time to time party thereto.

“Cash Consideration” has the meaning set forth in the recitals hereto.

“Certain Funds Event of Default” means a Default under any of (i) clause (d) or (e) of Article VII in respect of the failure of the Borrower or any of its Subsidiaries, including, for these purposes, the Company or any of its Subsidiaries (but excluding in any event, the Eagle Group) to observe or perform any covenant or agreement contained in Section 5.03 (to the extent relating to the maintenance of such Person’s organizational existence only and assuming notice of such default had been provided to the Borrower by the Administrative Agent), Section 6.01, Section 6.02, Section 6.03, Section 5.10(a), Section 5.10(b) or Section 6.12(a) or (c), (ii) clause (h) or (i) of Article VII (solely with respect to the Borrower, the Company and the Effective Date Guarantors) or (iii) clause (m) (but only to the extent claimed or alleged by the Borrower) or (n) of Article VII.

“Certain Funds Period” means the period commencing on the Effective Date and ending on (and including) the Certain Funds Termination Date.

“Certain Funds Representations” means each of the representations set out in Sections 3.01 (but limited to organization, existence and good standing only), 3.02, 3.03 (insofar as it relates to the execution, delivery and performance of the Loan Documents), 3.08 and 3.12 (but limited to the third sentence thereof), in each case only insofar as such representations apply to the Borrower and its Subsidiaries, including the Company and its Subsidiaries (but excluding the Eagle Group).

“Certain Funds Termination Date” means the first date on which a Mandatory Cancellation Event occurs or exists.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is a direct or indirect Subsidiary of the Borrower.

“CFC Excluded Subsidiary” means any (a) CFC, (b) Subsidiary, whether disregarded or regarded for U.S. federal income tax purposes, which has no material assets other than Equity Interests in CFCs (or captive insurance companies, not-for-profit subsidiaries, special purposes entities), or (c) direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC.

“Change in Control” means (a) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) nominated by the Board of Directors of the Borrower nor (ii) appointed by directors so nominated or (b) any person or group or persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), or persons acting in concert within the meaning of the Irish Takeover Rules shall obtain ownership or control in one or more series of transactions of more than 35% of the common Equity Interests or 35% of the voting power of the Equity Interests of the Borrower entitled to vote on the election of members of the Board of Directors of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche 1 Loans or Tranche 2 Loans.

“Clean-up Period” means the 90-day period commencing on the Closing Date.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Guarantors” means the entities set forth in Schedule 1.01(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, the Tranche 1 Commitments and the Tranche 2 Commitments.

“Company Merger” has the meaning set forth in the recitals hereto.

“Company Merger Sub” has the meaning set forth in the recitals hereto.

“Company Shares” means the Equity Interests of the Company.

“Consolidated EBIT” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income, without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) extraordinary non-cash losses incurred other than in the ordinary course of business, (iv) losses incurred other than in the ordinary course of business that are non-cash, non-operating and non-recurring, (v) cash transaction costs and other costs and expenses arising from the Transactions and recorded within 12 months of the Acquisitions, including any advisory fees (including investment banking fees), legal accounting costs and expenses, consulting costs and debt breakage costs (including any make whole or prepayment premiums, write offs or swap termination costs), (vi) J&J Partnership commitments, provided such amount under this clause (vi) shall not exceed $70,000,000 in the aggregate and (vii) cash restructuring costs recorded within 18 months of the Acquisitions, provided such amount under this clause (vii) shall not exceed $55,000,000 in the aggregate for such period, minus, to the extent included in such net income, (a) extraordinary non-cash gains realized other than in the ordinary course of business, and (b) gains realized other than in the ordinary course of business that are non-cash, non-operating and non-recurring, all as determined in accordance with GAAP and calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated EBITDA” means, with reference to any period, the Consolidated EBIT for such period, plus, to the extent deducted from revenues in determining such Consolidated EBIT, depreciation and amortization expense, all as determined in accordance with GAAP and calculated for the Borrower and its Subsidiaries on a consolidated basis; provided that, for purpose of the testing of the financial covenants in Sections 6.10 and 6.11 for any quarter ended prior to June 30, 2014, the Consolidated EBITDA of the Eagle Group shall be annualized based on Consolidated EBITDA for the quarter(s) ended on June 30, 2013 multiplied by 4, 2, and 4/3 for the first, second and third quarters, respectively, following such date.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with reference to any period, the Interest Expense of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period, including without limitation all financing costs in connection with a Permitted Securitization Transaction.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Consolidated Total Tangible Assets” means, as of any date, the Consolidated Total Assets as of such date, less all goodwill and intangible assets determined in accordance with GAAP included in such Consolidated Total Assets.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Court” means the High Court of Ireland.

“Court Meeting” means the meeting of the holders of the Shares in Eagle or any adjournment thereof to be convened by an order of the Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment), together with any meeting held as a result of an adjournment or reconvention by the Court thereof.

“Court Order” means the perfected Order of the Court sanctioning the Scheme for the purposes of Section 201(3) of the Act and confirming the Capital Reduction and approving the Minute.

“Credit Party” means the Administrative Agent and any Lender.

“Debt Rating” has the meaning set forth in the definition of “Applicable Margin”.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three

Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 and Schedule 3.07.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars (a “Foreign Currency”), the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eagle” has the meaning set forth in the recitals hereto.

“Eagle Acquisition” means the proposed acquisition by Borrower of Eagle by means of the Scheme, including any issuance of Equity Interests by Borrower, directly or indirectly, to existing shareholders, optionholders and/or other equity award holders of Eagle in connection with the Scheme, as described in the Press Release and provided for in the Acquisition Agreement.

“Eagle Group” means Eagle and each of its Subsidiaries.

“Effective Date” means the date the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Loan Party” means the Borrower and each Effective Date Guarantor.

“Effective Date Guarantor” means each entity list on Schedule 1.01(b).

“Embargoed Person” means any Person that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or Her Majesty’s Treasury, or (B) under the Iran Sanctions Act, as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 “Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran’s Energy and Petro-chemical Sectors,” effective November 21, 2011 (collectively, “Sanctions”).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states of the European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or that, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such Foreign Currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means (i) any Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly-Owned Subsidiary, (ii) any Subsidiary of the Borrower that is a captive insurance company, not-for-profit Subsidiary, securitization entity or special purpose entity; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer a captive insurance company, not-for-profit Subsidiary, securitization entity or special purpose entity, (iii) any Subsidiary of the Borrower that is prohibited by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws and regulations), regulation or contractual provision from Guaranteeing the Obligations; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time any such prohibition ceases to exist or apply; provided that no guarantee shall be provided by any Subsidiary unless such guarantee is full and unconditional (it being agreed that the Borrower and the Company will use commercially reasonable efforts to obtain any consents, approvals or waivers necessary to permit the granting of such guarantee), (iv) any Subsidiary of the Borrower the Guaranteeing of the Obligations by which would result in material adverse tax consequences or adverse accounting consequences to the Borrower and its Subsidiaries as reasonably determined in good faith by the Borrower; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time any such material adverse tax consequences or adverse accounting consequences cease to exist or apply and (v) any Subsidiary of the Borrower the Guaranteeing of the Obligations by which would result in costs that are excessive in relation to the value afforded by such Guarantee (as reasonably determined by the Borrower and the Administrative Agent); provided that notwithstanding the foregoing clauses (i) through (v), the Borrower may in its sole discretion designate any Excluded Subsidiary as a Guarantor; provided further that notwithstanding the foregoing clauses (i) through (v), an Excluded Subsidiary shall at all times include a CFC Excluded Subsidiary until such Subsidiary is no longer a CFC Excluded Subsidiary.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, Irish withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to a request by the Borrower under Section 2.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f).

“Existing Public Notes” means the Company’s 2.950% Notes due 2023 in an aggregate principal amount of $600,000,000 as issued under an Indenture, dated as of May 16, 2013, by and between Borrower and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 16, 2013, by and between the Company and the Trustee.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Filing Date” means the date on which the Court Order and Minute are delivered to the Registrar of Companies of Ireland for registration as required under Section 201(5) and Section 75 of the Act.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or other officer acceptable to the Administrative Agent.

“Fiscal Quarter” means (i) each period of 13 weeks during a Fiscal Year ending on a Saturday (with the first such Fiscal Quarter to commence on the first day of such Fiscal Year) and (ii) upon and after such time, if any, as the Borrower adopts a Fiscal Year as set forth in clause (ii) of the defined term “Fiscal Year”, any of the quarterly accounting periods of the Borrower, ending on such dates of each year elected by the Borrower; provided that, such dates are reasonably acceptable to the Administrative Agent and do not result in the financial covenants in Section 6.10 or 6.11 not being tested for more than three months.

“Fiscal Year” means a (i) any 52-week or 53-week period beginning on the Sunday nearest to June 30 or December 31 and ending on the Saturday nearest to the following June 30 or December 31, as applicable. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “2013 Fiscal Year”) refer to the Fiscal Year ending on the Saturday nearest to the June 30 or December 31, as applicable, of such calendar year and (ii) upon the election of the Borrower, any of the annual accounting periods of the Borrower ending on any other date of each year elected by the Borrower, provided that such date is reasonably acceptable to the Administrative Agent and does not result in the financial covenants in Section 6.10 or 6.11 not being tested for more than three months.

“Foreign Currency” has the meaning set forth in the definition of “Dollar Equivalent”.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA and any other material benefit arrangement mandated by non-U.S. law, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Borrower, any Subsidiary, or ERISA Affiliate or any other entity related to the Borrower or a Subsidiary on a controlled group basis.

“Foreign Plan Event” means with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America (except with respect to businesses outside the United States acquired in Additional Acquisitions for periods prior to the date of the Additional Acquisition).

“General Meeting” means the extraordinary general meeting of the holders of Shares in Eagle (or any adjournment thereof) to be convened in connection with the Scheme.

“Governmental Authority” means the government of the United States of America, the Republic of Ireland, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Borrower and its Subsidiaries together with the Eagle Group.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Person that executes a Guaranty, including pursuant to Section 5.11.

“Guarantor Coverage Test” means the test that is satisfied if the aggregate amount of revenues attributable to, and the aggregate amount of Consolidated Total Tangible Assets of all Guarantors, on the last day of each Fiscal Year of the Borrower, is equal to or exceeds 80% of the aggregate amount of third party revenues and 80% of the aggregate amount of Consolidated Total Tangible Assets, respectively, of the Borrower and its Subsidiaries (excluding, in each case, all Subsidiaries that are Excluded Subsidiaries) on the last day of the such Fiscal Year.

“Guaranty” means each guaranty or similar agreement executed by any of the Guarantors and Guaranteeing the Obligations, as amended, supplemented or otherwise modified from time to time, and in form and substance satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means each Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.01, contributed less than 5.0% of third party revenues for such period of four consecutive fiscal quarters or (ii) which had assets with a net book value of less than 5.0% of the Consolidated Total Tangible Assets as of such date.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or similar obligations, (b) all obligations of such Person evidenced by bonds, debentures, acceptances, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations (based on the net mark-to-market amount) under Swap Agreements of such Person that relate to interest rates, (l) all Off-Balance Sheet Liabilities of such Person, and (m) all obligations under any Disqualified Stock of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall not include any New Senior Notes to the extent the proceeds thereof remain in escrow with the release of such proceeds conditioned upon the consummation of the Acquisitions or the use of the proceeds to refinance all or a portion of the Senior Notes.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Indicative Ratings” has the meaning assigned to it in Section 2.09(b).

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Interest Coverage Ratio” means, as of the end of any Fiscal Quarter of the Borrower, the ratio of Consolidated EBITDA to Consolidated Interest Expense (excluding non-cash interest), as calculated for the four consecutive Fiscal Quarters of the Borrower then ending.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense” means, with respect to any person for any period, the gross interest expense of such person for such period on a consolidated basis, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements (other than as set forth below)) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with the asset securitization or similar transaction which are payable to any person other than the Borrower or a Wholly-Owned Subsidiary; provided that in any event “Interest Expense” will exclude any make whole or prepayment premiums, write offs or Swap Agreement termination costs and similar premiums and costs related to the Transactions. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or as otherwise described herein or, with the consent of each Lender, such other period requested by the Borrower) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” has the meaning set forth in the definition of “LIBO Rate”.

“Irish Business Day” means any Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in Ireland.

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended).

“IRS” means the United States Internal Revenue Service.

“J&J Partnership” means JANSSEN Alzheimer Immunotherapy (JAI), a company of which a Subsidiary of Eagle owns 49.9% and Johnson & Johnson owns 50.1%.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.15(b).

“Lead Arrangers” shall mean Barclays and HSBC Securities (USA) Inc.

“Lenders” means the Persons (including their Applicable Lending Installations) listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” as used herein and in any other Loan Documents, includes without limitation reference to any Lender and its Applicable Lending Installations.

“Leverage Ratio” means, as of the end of any Fiscal Quarter of the Borrower, the ratio of (a) Consolidated Indebtedness at such time to (b) Consolidated EBITDA, as calculated for the four consecutive Fiscal Quarters of the Borrower then ending.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period by reference to the British Bankers’ Association (or any other Person that takes over the administration of such rate) Interest Settlement Rates for deposits in Dollars (as reflected on the applicable Reuters page), for a period equal to such Interest Period (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that the filing of financing statements solely with respect to, or other lien or claim solely on, any interest in accounts or notes receivable which are sold or otherwise transferred in a Permitted Securitization Transaction shall not be considered a Lien and any purchase option, call or similar right of a third party with respect to any Equity Interests of the Borrower are not controlled by this Agreement.

“Loan Documents” means this Agreement, each Guaranty, any Joinder Agreement, the Additional Interest and Fee Letter and all other instruments, agreements or documents executed in connection herewith at any time.

“Loan Party” means the Borrower or any Guarantor.

“Loans” means the Tranche 1 Loans and the Tranche 2 Loans.

“Local Time” means New York City time.

“Long Stop Date” means the date that is nine months after the Effective Date; provided, that if as of such date the Conditions to the Scheme set forth in paragraphs 2, 3, 4 and 5 of Appendix I to the Press Release and to the obligations of the Borrower, the Company and any of their Affiliates to effect the Eagle Acquisition have been satisfied or would be satisfied if the Eagle Acquisition were completed on such date, other than the Conditions set forth in paragraphs 3.3, 3.4 and 3.5 of Appendix I to the Press Release, the Long Stop Date shall be the date that is one year after the Effective Date.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events: (a) a Court Meeting is held to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved by the shareholders of Eagle at such Court Meeting; (b) a General Meeting is held to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the shareholders of Eagle at such General Meeting; (c) applications for the issuance of the Court Order are made to the Court but the Court refuses to grant one or both of the Court Orders; (d) the Scheme lapses or is withdrawn; (e) the Press Release is not issued on or before the date falling five Irish Business Days after the Effective Date; (f) the Scheme Circular is not dispatched within 28 days of the date of the Press Release (or such later date as the Panel may permit) or, if later, promptly after the date on which the Court convenes a meeting of the holders of the Shares to consider the Scheme; (g) the Filing Date does not occur within 5 Business Days of the issuance by the Court of the Court Order; (h) the date which is 15 days after the Scheme Effective Date; (i) the date on which Eagle becomes a wholly owned subsidiary of the Borrower and all of the consideration payable in respect of the Shares has been paid in full; (j) the Long Stop Date; or (k) a meeting of the holders of the Company Shares is held to approve the Eagle Acquisition at which a vote is held to approve the Eagle Acquisition and completed, but Eagle Acquisition is not so approved.

“Margin Stock” means “margin stock” as defined in Regulations U and X of the Board as from time to time in effect.

“Master Note Purchase Agreement” means the Master Note Purchase Agreement, dated as of May 29, 2008, among Borrower and the purchasers named therein, as supplemented by First Supplement to Master Note Purchase Agreement, dated as of April 30, 2010, among Borrower and the purchasers named therein, as supplemented by Second Supplement to Master Note Purchase Agreement, dated as of September 1, 2011, among Borrower and the purchasers named therein, and as further amended or modified from time to time after the Effective Date.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than (i) the Loans and (ii) Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary, provided that, (x) in order to be excluded from Material Indebtedness, any such Indebtedness owing by the Borrower to a Subsidiary that is not the Borrower shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (y) the Loan Parties may effectuate such subordination at any time during the term of such Indebtedness), and/or Swap Agreement Obligations (based on the net mark-to-market amount) of any one or more of the Borrower and its Subsidiaries (other than a Non-Loan Party Immaterial Subsidiary) in an aggregate principal amount exceeding the Dollar Equivalent of the lesser of $125,000,000 or 2% of Consolidated Total Assets (for the avoidance of doubt, it is acknowledged and agreed that separate items of Indebtedness and/or Swap Agreement Obligations of the type described above individually less than the lesser of $125,000,000 or 2% of Consolidated Total Assets which if added together would aggregate more the lesser of $125,000,000 or 2% of Consolidated Total Assets will constitute Material Indebtedness under this Agreement).

“Maturity Date” means the date that is 364 calendar days following the Closing Date.

“Minute” means the minute referred to in Section 75(1) of the Act showing with respect to the share capital of Eagle as altered by the Court Orders, the amount of its share capital, the number of shares into which it is to be divided, the amount of each share, and the amount (if any) deemed to be paid up on each such share at the date of the registration of the said minute.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal of a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Foreign Holdco” means Habsont Limited, a private limited company formed under the laws of Ireland and a Wholly-Owned Subsidiary of the Borrower formed to effectuate the Transactions.

“New Revolving Credit Facility” means revolving credit facilities of up to $600,000,000 arranged by the Lead Arrangers entered into to replace the revolving credit facilities under the Existing Credit Agreement.

“New Senior Notes” has the meaning set forth in the recitals hereto.

“New Term Loan Facility” has the meaning set forth in the recitals hereto.

“New Term Loans” has the meaning set forth in the recitals hereto.

“Non-Guarantor Subsidiaries” means all Excluded Subsidiaries and all Subsidiaries of the Borrower that are Immaterial Subsidiaries; provided that any such Non-Guarantor Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary is no longer an Excluded Subsidiary or an Immaterial Subsidiary.

“Non-Loan Party Immaterial Subsidiaries” means all of the Subsidiaries that are or have been subject to any event described in clauses (h), (i) and (j) of Article VII of this Agreement (each event an “Insolvency Event”), provided that each such Subsidiary satisfies each of the following conditions:

(a) such Subsidiary is not a Loan Party;

(b) for each Subsidiary that becomes subject to an Insolvency Event:

(i) the total assets of such Subsidiary (as measured by GAAP at the time it becomes subject to an Insolvency Event) are less than 2.5% of the Consolidated Total Assets as set forth on the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) prior to the time such Subsidiary became subject to an Insolvency Event, and

(ii) the total revenues of such Subsidiary, as measured for such Subsidiary for the four most recently ended Fiscal Quarters ended prior to the time such Subsidiary became subject to an Insolvency Event, are less than 2.5% of the consolidated total revenues of the Borrower and its Subsidiaries as set forth on the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) prior to the time such Subsidiary became subject to an Insolvency Event; and

(c) for all Subsidiaries that become subject to an Insolvency Event:

(i) the total assets of all such Subsidiaries in the aggregate (as measured for each such Subsidiary by GAAP at the applicable time each such Subsidiary became subject to an Insolvency Event) are less than 4.0% of the Consolidated Total Assets as set forth on the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) prior to the most recent time a Subsidiary became subject to an Insolvency Event, and

(ii) total revenues of all such Subsidiaries, as measured for each such Subsidiary for the four most recently ended Fiscal Quarters ended prior to the time such Subsidiary became subject to an Insolvency Event, are less than 4.0% of the consolidated total revenues of the Borrower and its Subsidiaries as set forth on the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) prior to the most recent time a Subsidiary became subject to an Insolvency Event.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower or any of them to the Lenders, the Agents, any indemnified party or any of them arising under the Loan Documents, in all cases whether now existing or hereafter arising.

“OFAC” has the meaning set forth in the definition of “Embargoed Person”.

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction (including without limitation any Permitted Securitization Transaction) were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.16).

“Panel” means the Irish Takeover Panel.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, fees, assessments or other governmental charges that are not delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) statutory and contractual Liens in favor of a landlord on real property leased by the Borrower or any Subsidiary; provided that, the Borrower or Subsidiary is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest or second highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Agent or Affiliate thereof or any other commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) in the case of the Borrower or any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which the Borrower or such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as such sovereign nation is a member of the Organization for Economic Co-operation and Development (the “OECD”), the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or such sovereign nation is approved by the Administrative Agent for purposes of this clause (e), or (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors in the case of clause (b) above have ratings described in such clause or equivalent ratings from comparable foreign rating agencies, and which investments in the case of clauses (c) and (d) are with any office of any commercial bank that is (A) any Agent or Affiliate thereof, (B) organized under the laws of a member of the OECD or a state, province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, or (iii) approved by the Administrative Agent.

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(h) repurchase obligations with a term of not more than 30 days underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above;

(i) “money market” preferred stock maturing within six months after issuance thereof or municipal bonds in each case issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(j) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency;

(k) shares of any money market mutual fund rated as least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (a) through (g) above; and

(l) other investments that qualify as “cash equivalents” as defined in GAAP.

“Permitted Securitization Transaction” means any asset securitization transaction (i) by a Securitization Entity, (ii) which is a sale or other transfer of an interest in accounts or notes receivable, and (iii) which is otherwise permitted by the terms of this Agreement and any other agreement binding on the Borrower or any of its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Borrower or an ERISA Affiliate has any actual or contingent liability.

“Press Release” means a press release in the form agreed by the Borrower and Eagle released by the Borrower and/or Eagle to announce a firm intention on the part of the Borrower to make an offer to acquire the Shares by way of the Scheme in accordance with Rule 2.5 of the Irish Takeover Rules.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Barclays as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified Acquisition” means any Additional Acquisition, or the last to occur of a series of Additional Acquisitions consummated within a period of six consecutive months, if the aggregate amount of Indebtedness incurred by one or more of the Borrower and its Subsidiaries to finance the purchase price of, or other consideration for, or assumed by one or more of them in connection with, such Additional Acquisition is at least $100,000,000.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time Lenders having Commitments and Loans representing more than 50% of the sum of the Aggregate Commitments or Aggregate Loans outstanding at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctions” has the meaning set forth in the definition of “Embargoed Person”.

“Scheme” means a scheme of arrangement pursuant to Section 201 of the Act (and including the Capital Reduction) to be proposed by Eagle to its shareholders pursuant to which the Borrower and its nominees will become the only shareholders of Eagle with, or subject to, any modification, addition or condition approved or imposed by the Court.

“Scheme Circular” means a circular to the relevant shareholders of Eagle, issued, or to be issued, by Eagle, setting out the proposals for the Scheme, including the notice of General Meeting and the Court Meeting.

“Scheme Documents” means, collectively, (i) the Scheme Circular, (ii) the Press Release, (iii) the Scheme Resolutions and (iv) any other document issued by or on behalf of Eagle to its shareholders in respect of the Scheme and any other document designated as a “Scheme Document” by the Administrative Agent and the Company (or any of its Affiliates).

“Scheme Effective Date” means the date on which the Court Order, together with the Minute, is registered by the Registrar of Companies.

“Scheme Resolutions” means the resolutions of Eagle shareholders which are incidental to and for the purpose of the Scheme and which are referred to and substantially in the form set out in the Scheme Circular.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“SEC Documents” means any of the most recent 10-K or 10-Q (or if applicable 20-F or 6-K) filed with the SEC by the Company or Eagle since January 1, 2013 and prior to the date of this Agreement and any 8-K (or if applicable 6-K) filed since the most recent 10-K or 10-Q (or if applicable 20-F or 6-K) above and prior to the Date of this Agreement. For the avoidance of doubt, the disclosure in the SEC Documents shall not be deemed to include any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature.

“Securitization Entity” means a wholly-owned Subsidiary of the Borrower that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the Borrower or any Subsidiary of the Borrower or is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way, other than pursuant to customary representations, warranties, covenants, indemnities, performance guaranties and other obligations entered into in connection with a Permitted Securitization Transaction.

“Senior Notes” means the Company’s $75,000,000 5.97% Senior Notes, Series 2008-A, due May 29, 2015, $125,000,000 6.37% Senior Notes, Series 2008-B, due May 29, 2018, $115,000,000 4.91% Senior Notes, Series 2010-A, due April 30, 2017, $150,000,000 5.45% Senior Notes, Series 2010-B, due April 30, 2020, $150,000,000 5.55% Senior Notes, Series 2010-C, due April 30, 2022, $75,000,000 4.27% Senior Notes, Series 2011-A, due September 30, 2021, $175,000,000 4.52% Senior Notes, Series 2011-B, due December 15, 2023, $100,000,000 4.67% Senior Notes, Series 2011-C, due September 30, 2026, as issued under the Master Note Purchase Agreement and the Existing Public Notes.

“Shares” means the shares in the capital of Eagle (including any shares of Eagle issued prior to completion of the Acquisitions) proposed to be acquired pursuant to the Scheme.

“Specified Transaction Agreement Representations” shall mean such of the representations made by, or with respect to, Eagle and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliates) have the right to terminate their obligations under the Acquisition Agreement or decline to consummate the Eagle Acquisition as a result of a breach of such representations in the Acquisition Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Borrower or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing to any Lender or any of its Affiliates under any and all Swap Agreements.

“Syndication Agent” means HSBC Bank USA, N.A.

“Take Private Filing” means the application to re-register Eagle as a private company in the prescribed form in accordance with Section 14(1)(b) of the 1983 Act.

“Take Private Resolution” means a special resolution of Eagle complying with Section 14(2) of the 1983 Act to enable Eagle to be registered as a private company under Section 14 of the 1983 Act.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche 1 Commitments” means with respect to each Lender, the commitment of such Lender to make a Loan pursuant to Section 2.01(a), as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Tranche 1 Commitment as of the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche 1 Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche 1 Commitments as of the Effective Date is $1.65 billion.

“Tranche 2 Commitments” means with respect to each Lender, the commitment of such Lender to make a Loan pursuant to Section 2.01(b), as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Tranche 2 Commitment as of the

Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche 2 Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche 2 Commitments as of the Effective Date is $1.0 billion.

“Tranche 1 Loans” has the meaning set forth in Section 2.01(a).

“Tranche 2 Loans” has the meaning set forth in Section 2.01(b).

“Transactions” has the meaning set forth in the recitals hereto.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” means, as to any Person, a subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche 1 Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “ Tranche 1 Eurocurrency Loan”). Borrowings also may be classified and referred to by Class (e.g., a “ Tranche 1 Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “ Tranche 1 Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) where any provision herein requires the Borrower to do any act or thing (or procure that it be done) by a certain time and the Panel permits the same to be done at a later time (it being understood the preceding shall only relate to implementation of required statutory provisions relating to timing or timing rules of the Panel), then such later time shall apply for the purposes of this Agreement, provided that the Borrower shall not seek a time extension from the Panel without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed).

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Treatment. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of calculating the Leverage Ratio (as used in Section 6.10 and in determining the Applicable Margin), the Interest Coverage Ratio, Consolidated Total Assets and Consolidated Total Tangible Assets, any Additional Acquisition or any sale or other disposition outside the ordinary course of business by the Borrower or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed $10,000,000, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis acceptable to the Administrative Agent.

SECTION 1.05. Foreign Currency Calculations. For purposes of any determination under Section 6.01, 6.02, 6.04 or 6.09 or under Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in a Foreign Currency shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.09, the amount of each investment, asset disposition or other applicable transaction denominated in a Foreign Currency shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrower.

SECTION 1.06. Schedules. Notwithstanding anything herein to the contrary, after the Effective Date and on or prior to the date that is 20 Business Days prior to the Closing Date the Borrower may provide updates to Schedules 3.06, 3.07, 6.01, 6.02, 6.04 and 6.08 hereto to the extent such updates are reasonably acceptable to the Lead Arrangers and the Lenders are notified of any such updates and the Required Lenders do not object to such updates within 5 Business Days of such notification (to the extent that such updates are so approved and not objected to, such updated schedules shall replace the existing corresponding Schedules as of the end of such 5 Business Day period).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Lender agrees to make loans (the “Tranche 1 Loans”) denominated in Dollars to the Borrower in a single drawing on the Closing Date in an aggregate principal amount not to exceed such Lender’s Tranche 1 Commitment immediately prior to the making of the Tranche 1 Loan and (b) each Lender agrees to make loans (the “Tranche 2 Loans”) denominated in Dollars to the Borrower in a single drawing on the Closing Date in an aggregate principal amount not to exceed such Lender’s Tranche 2 Commitment immediately prior to the making of the Tranche 2 Loan. Loans may not be reborrowed once repaid.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders, ratably in accordance with their respective Commitments on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Loan shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.

(c) Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has actual knowledge occurring after the date hereof which will entitle such Lender to compensation pursuant to this Section 2.12 and will designate a different Applicable Lending Installation if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender or contrary to its policies.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (which request shall be in writing unless otherwise agreed to by the Administrative Agent) (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and by means of a written Borrowing Request delivered to the Administrative Agent in a form approved by the Administrative Agent and signed by the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed; and

(vi) the intended use of proceeds of the Loans.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in such location determined by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (which shall be in writing unless otherwise agreed to by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and by means of a written Interest Election Request delivered to the Administrative Agent in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of

Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments; Mandatory Prepayments. (a) Unless previously terminated, the Commitments shall terminate in full at 5:00 p.m. New York City time on the earlier of (i) the date on which the Acquisitions are consummated without the making of any Loans, (ii) the Long Stop Date and (iii) the Certain Funds Termination Date. Additionally, the applicable Commitments will be permanently reduced upon the making of any Loan under such Commitment by an amount equal to the amount of such Loan.

(b) The Borrower may at any time terminate, or from time to time reduce, either Class of Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $10,000,000.

(c) The Loans shall be prepaid, and if any Commitments are outstanding and no Loans are outstanding on the applicable date, the Commitments shall be reduced, in each case, on a dollar-for-dollar basis (after giving effect to expenses) within 1 Business Day of (in the case of a prepayment of Loans) or on the date of (in the case of a reduction of Commitments) receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds referred to in this paragraph (c):

(i) (x) from 100.0% of the Net Cash Proceeds actually received by the Company, the Borrower or any of their Subsidiaries from the incurrence of Indebtedness for borrowed money (including hybrid securities and debt securities convertible to equity) by such entity (excluding (i) intercompany debt of such entities (including for the avoidance of doubt intercompany debt incurred in connection with the Acquisitions), (ii) borrowings under the Company’s Existing Credit Agreement or any New Revolving Credit Facility, (iii) any other ordinary course borrowings under working capital, overdraft or other revolving facilities, provided that the aggregate amount of excluded hereunder and under clause (v) below shall not exceed $50,000,000 (iv) any debt incurred by Perrigo API India Pvt. Ltd. or Chemagis India Private Ltd., (v) any ordinary course foreign borrowings provided that the aggregate amount excluded hereunder and under clause (iii) above shall not exceed $50,000,000 in the aggregate, (vi) issuances of commercial paper, (vii) obligations under the Company’s existing accounts receivable agreement and (viii) other Indebtedness in an amount not to exceed $600,000,000 in the aggregate to the extent such indebtedness is utilized to refinance the Company’s Existing Public Notes and (ix) borrowings under the Cash Bridge Facility) and (y) the aggregate amount of commitments received in respect of the New Term Loan Facility (provided the conditions to funding of the New Term Loan Facility are no more restrictive than the conditions to funding of the Loans);

(ii) from 100.0% of the Net Cash Proceeds actually received from the issuance of any Equity Interests by the Company, the Borrower or any of their Subsidiaries (other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) issuances to the Company, the Borrower or any of their Subsidiaries or (iii) issuances in connection with any increase in the purchase price with respect to the Acquisitions; and

(iii) from 100.0% of the Net Cash Proceeds actually received by the Company, the Borrower or any of their Subsidiaries from Asset Sales outside the ordinary course of business (except for (i) sales or other dispositions between or among such entities and (ii) sales or other dispositions, the Net Cash Proceeds of which do not exceed $50,000,000 in the aggregate) in each case to the extent not reinvested in the business or committed to be reinvested in the business of such entities within 18 months after the receipt of such Net Cash Proceeds.

All mandatory prepayments or Commitment reductions (a) in respect of the issuance of senior unsecured notes and/or mandatorily convertible securities and/or hybrid equity or equity securities shall be applied first to Tranche 1 Loans or Tranche 1 Commitments and then to Tranche 2 Loans or Tranche 2 Commitments, (b) in respect of the incurrence of New Term Loans shall be applied first to Tranche 2 Loans and Tranche 2 Commitments and then to Tranche 1 Loans or Tranche 1 Commitments, and (c) in respect of other mandatory prepayments or commitment reductions shall be applied ratably to Tranche 1 Loans or Tranche 1 Commitments and Tranche 2 Loans and Tranche 2 Commitments. All mandatory prepayments and Commitment reductions will be applied without penalty or premium (except for breakage costs and accrued interest, if any) and will be applied pro rata to the outstanding Loans or Commitments under the applicable Class of the Commitments, as applicable. Mandatory prepayments of the Loans may not be reborrowed.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under this Section 2.06 shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit B hereto or such other form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Voluntary Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (which notice shall be in writing unless otherwise agreed to by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Additional Interest and Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender duration interest on each date set forth below in an amount equal to the percentage set forth opposite such date of the principal amount of the Loans owed to such Lender outstanding on such date (such interest to be earned and payable in full in such applicable date):

Date	Percentage

90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender ticking interest (the “Ticking Interest”) commencing on the date that is 30 days after the Effective Date and ending on the date the Commitments are terminated in their entirety or otherwise reduced to zero, equal to 0.175% per annum until the receipt of a publicly issued senior unsecured indebtedness rating for the Borrower (after giving effect to the Acquisitions) from the ratings advisory service of Moody’s and a publicly issued corporate credit rating for the Borrower (after giving effect to the Acquisitions) from the ratings advisory service of S&P and (y) thereafter, equal to the Applicable Margin per annum, in each case, on the aggregate daily amount of the Commitments of each Lender during such period, such interest to be earned and payable in full on the date the Commitments terminated in their entirety or otherwise reduced to zero.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender funding interest equal to 0.50% of the aggregate amount of the Loans made by such Lender, such interest to be earned and payable in full on the Closing Date.

(d) The Borrower agrees to pay to the Lead Arrangers, the Administrative Agent and to the Syndication Agent fees payable to them in the amounts and at the times separately agreed upon by them.

(e) All additional interest and fees payable hereunder shall be paid on the dates due, in immediately available funds and in Dollars, to the Administrative Agent for distribution, in the case of duration interest, funding interest and Ticking Interest, to the Lenders. Such additional interest and fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after the expiration of any applicable grace or cure period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (ii) any outstanding Eurocurrency Borrowing shall be converted, on the last day of the then-current Interest Period, to an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or any Loan made by such Lender; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital, liquidity or insurance requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital, liquidity or insurance requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’ holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Withholding of Taxes; Gross-Up. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(d) shall be paid within 10 days after the applicable Recipient delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A) through (C) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender, an IRS Form W-8BEN, W-8ECI or W-8IMY (together with any underlying attachments), as applicable; or

(C) in the case of a Lender that is not resident in Ireland, if required to obtain an exemption from Irish withholding tax, authorization issued by the Irish Revenue Commissioners permitting payment without deduction of withholding tax; or

(D) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together or, as the case may be, Irish withholding tax with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.12,

2.13, 2.14 or 2.17, or otherwise) prior to 1:00 p.m. Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.14, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in Dollars and (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder or is otherwise a Defaulting Lender, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17. Additional Reserve Costs. (a) For so long as any Lender is required to make special deposits with the Bank of England or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans, such Lender shall be entitled to require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Cost Rate calculated in accordance with the formula and in the manner set forth in Exhibit C hereto.

(b) For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Cost Rate) in respect of any of such Lender’s Eurocurrency Loans, such Lender shall be entitled to require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.18. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Ticking Interest shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.09(b);

(b) the Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will cease to be a Defaulting Lender; provided, however, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of the Borrower or any other party hereunder arising from such Lender’s having been a Defaulting Lender, and the Borrower and such other party shall retain and reserve any such claim.

ARTICLE III

Representations and Warranties

In order to induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants to each Lender and the Administrative Agent, that the following statements are true, correct and complete:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate, stockholder, shareholder and other action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (or are to be made within any applicable grace period), (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except to the extent such violation or default or Lien, could not, in the case of subparts (c) or (d) reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the Company’s (i) consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended June 30, 2012 and each subsequent Fiscal Year of the Company ended at least 90 days prior to the Closing Date, reported on by Ernst and Young LLP, independent public accountants and (ii) unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for each Fiscal Quarter of the Company ended at least 45 days prior to the Closing Date (other than any Fiscal Quarter end that coincides with a Fiscal Year end). To such Borrower’s knowledge, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) To the extent made available to the Borrower, the Borrower has heretofore furnished to the Lenders Eagle’s (i) consolidated balance sheets, and consolidated statements of operations and statements of consolidated comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows as of and for the fiscal year ended December 31, 2012 and each subsequent fiscal year of Eagle ended at least 90 days prior to the Closing Date, reported on by KPMG, independent public accountants and (ii) unaudited consolidated balance sheets, and consolidated statements of operations and statements of consolidated comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows as of and for each fiscal quarter of Eagle ended at least 45 days prior to the Closing Date (other than any fiscal quarter end that coincides with a fiscal year end). To the Borrower’s knowledge, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Eagle and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c) As of the Closing Date, the Borrower has heretofore furnished to the Lenders a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the fiscal year most recently and any additional financial reports required for the Form S-4, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where such failure to have good title or valid leasehold interests could not reasonably be expected to result in a Material Adverse Effect. None of the assets of the Borrower or any of its Subsidiaries is subject to any Lien other than Liens permitted under Section 6.02.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters and as set forth in the SEC Documents) or (ii) that involve this Agreement or the Transactions.

(b) Except as set forth in the SEC Documents and the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Except as set forth in the SEC Documents and the Disclosed Matters, each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Neither the Borrower nor any of its Subsidiaries are in violation of any applicable law, relating to anti-corruption (including the FCPA and the United Kingdom Bribery Act of 2010) (“Anti-Corruption Laws”) or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the USA PATRIOT Act; the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2001, the United Kingdom Terrorism

(United Nations Measures) Order of 2006, the United Kingdom Terrorism (United Nations Measures) Order of 2009 and the United Kingdom Terrorist Asset-Freezing etc. Act of 2010). None of the Borrower, any of its Subsidiaries, nor to the knowledge of the Borrower, any of their respective officers or directors (a) have violated, within the 5 year period prior to the date of this Agreement, or is in violation of any applicable law that relates to Sanctions, or (b) is an Embargoed Person. None of the proceeds from the Loans shall be used in any manner that directly or indirectly violates Sanctions or Anti-Corruption Laws.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Except as set forth in the Disclosed Matters, each of the Borrower and its Subsidiaries has timely (after taking into account all available extensions) filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events and/or Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each of the Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of the Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions known to the Borrower to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the financial statements, certificates nor other reports or information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Use of Loans. The Borrower will use the proceeds of the Loans to finance in part the Transactions and to pay fees and expenses in connection therewith; provided that if the Borrower utilizes the Loans for any purpose other than the payment of the Cash Consideration it shall ensure that it shall have remaining Commitments hereunder and commitments under the Cash Bridge Facility in an aggregate amount at least equal to the amount of the Cash Consideration. Neither the Borrower nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used in any manner that is in violation of any applicable law or regulation (including without limitation Regulations U or X of the Board). After applying the proceeds of each Loan, Margin Stock will not constitute more than 25% of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis that are subject to any provisions of this Agreement that may cause the Loan to be deemed secured, directly or indirectly, by Margin Stock.

SECTION 3.13. Acquisition Related Representations.

(a) The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Agreement, the Press Release and (if and when issued) the Scheme Circular, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Scheme Documents has or will be, prior to its execution and delivery, duly authorized by the Borrower. Each of the Scheme Documents is or will be, when entered into and delivered, the legal, valid and binding obligations of the Borrower, enforceable against such Persons in accordance with its terms in each case, except as may be limited by (i) bankruptcy, insolvency, examination or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

(b) The Press Release and the Scheme Circular (if and when issued) when taken as a whole: (i) do not (or will not if and when issued) contain any statement which is materially untrue by the Borrower or omit any material and necessary information in light of the circumstances in which they are delivered which makes any statement for which the Borrower or its directors are responsible, materially misleading and all expressions of expectation, intention, belief and opinion of the Borrower in the Press Release or the Scheme Circular were or will be honestly made on reasonable grounds after due and careful consideration by the Borrower in light of the facts known to the Borrower at such time; and (ii) taken as a whole, contain all the material terms of the Scheme.

(c) Each of the Scheme Documents complies in all material respects with the Companies Acts 1963 to 2012 of Ireland and the Irish Takeover Rules, subject to any applicable waivers by the Panel.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of each Loan Document to which it is a party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of each such Loan Document.

(b) The Administrative Agent shall have received the following favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel covering such matters relating to the parties hereto, this Agreement or the Transactions as the Administrative Agent may reasonably request:

(i) an opinion of Dillon Eustace Solicitors special Irish counsel to the Borrower; and

(ii) an opinion of Fried, Frank, Harris, Shriver & Jacobson LLP special New York counsel to the Borrower;

(c) a certificate (signed by a director or the company secretary) of the Borrower and each of the Irish incorporated Effective Date Guarantors (each an “Irish Certificate Provider”) attaching and certifying as true and correct, (a) the certificates of incorporation, (b) memorandum and articles of association and (c) board resolutions approving the entry into the Transactions and this Agreement and ancillary documentation and authorizing their execution by persons specified in such resolution and certifying that (w) that the borrowing or guaranteeing the Commitments will not cause any borrowing, guarantee or similar limits binding on such Irish Certificate Provider to be exceeded, (x) certifying that such Irish Certificate Provider has complied with the provisions of Section 60 of the Act in order to enable such Irish Certificate Provider to enter into this Agreement and perform its obligations under this Agreement, (y) certifying that neither such Irish Certificate Provider, nor any director or Secretary of such Irish Certificate Provider is a company or a person to whom Chapter I or Chapter II of Part VII of the 1990 Act applies (z) certifying that the prohibition contained in Section 31 of the 1990 Act does not apply to this Agreement as either: (A) such Irish Certificate Provider forms part of a group of companies within the scope of Section 35 of the 1990 Act; or (B) no director of such Irish Certificate Provider is connected within the meaning of Section 26 of the 1990 Act to the Company or any member of the Company’s group (including Company Merger Sub); and (aa) a specimen of the signature of each person authorized by the resolution referred to in paragraph (c) above

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Effective Date Credit Parties, the incumbency of officers, the authorization of the Transactions and any other legal matters relating to the Effective Date Credit Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel acting reasonably.

(e) a letter of status from the Companies Registration Office of Ireland dated a date reasonably close to the Effective Date as to the status of the Borrower and the Irish incorporated Effective Date Guarantors.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a senior officer of the Borrower, certifying that (i) no Default as of the Effective Date has occurred and is continuing and (ii) the representations and warranties contained in Article III are true and correct in all material respects on and as of the Effective Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(g) All fees and other amounts due and payable on or prior to the Effective Date by the Borrower and the Company to the Lead Arrangers and the Lenders hereunder and under any fee letters among any such parties shall be paid, including, to the extent invoiced by the relevant Person, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder on the Effective Date.

(h) The Administrative Agent shall have received a copy, certified by the Borrower, of the Press Release and the Acquisition Agreement.

(i) The Administrative Agent shall have received, at least 1 Business Day prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Borrower and its Subsidiaries and the Company and its Subsidiaries.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Closing Date. The obligations of the Lenders to make Loans on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) The Effective Date shall have occurred.

(b) The Filing Date shall have occurred.

(c) The Take Private Resolution shall have been passed.

(d) Receipt by the Administrative Agent of the following documents, each dated the Closing Date unless otherwise indicated:

(i) a notice of borrowing in accordance with Section 2.03;

(ii) a copy, certified by the Borrower, of (x) each of the Scheme Documents and the Acquisition Agreement, and documents delivered pursuant to Section 4.01(h) or otherwise reflecting amendments to, or waivers of, the terms and conditions applicable to the Acquisitions, (y) the Court Order and (z) the certificates of the Registrar of Companies in Ireland confirming registration of the Court Order (insofar as it relates to the Capital Reduction); and a certified copy of the Take Private Resolution;

(iii) a certificate of the Borrower certifying that the conditions set forth in clauses (e), (f) and (g) of this Section 4.02 have been satisfied;

(iv) An executed Joinder Agreement from each Closing Date Guarantor pursuant to which such Closing Date Guarantor will become, substantially simultaneously with the occurrence of the Closing Date, a Guarantor under this Agreement;

(v) The Administrative Agent shall have received a certificate substantially in the form attached hereto as Exhibit E of the Borrower and the Closing Date Guarantors;

(e) the Certain Funds Representations shall be true and correct in all material respects on and as of the Closing Date as if made on such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(f) as of the Closing Date, no Certain Funds Event of Default has occurred and is continuing or would result from the consummation of any Borrowing or from the application of the proceeds therefrom;

(g) (i) the Scheme Effective Date shall have occurred and the Borrower (together with its nominees) owns (or immediately after application of the proceeds of the Borrowing on the Closing Date will own) 100% of the issued share capital of Eagle and (ii) the Eagle Acquisition shall have been, or concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Acquisition Agreement, without giving effect to any modifications, amendments, consents, requests or waivers by the Borrower (or its applicable Subsidiary) thereunder that are materially adverse to the interests of the Lenders, without the prior written consent of the Administrative Agent (it being understood and agreed that (a) none of the following changes in the Scheme consideration or the purchase price with respect to the Acquisitions shall be deemed materially adverse to the interests of the Lenders: (i) any change in the Scheme consideration (as set forth in the Section 2 (“Consideration”) of the Press Release most recently delivered prior to the Effective Date), (ii) any increase in the purchase price funded with the issuance of any equity securities by the Company, the Borrower or any of their subsidiaries, (iii) any increase in the purchase price funded other than through the issuance of equity securities by the Company, the Borrower or any of their Subsidiaries of not more than 10%, and (iv) any decrease in the purchase price of not more than 10%; provided that if such decrease is in respect of the Cash Consideration the Commitments under this Agreement and under the Cash Bridge Facility are reduced pro rata (based on the outstanding commitments of each such facility at such time) on a dollar for dollar basis (with such reduction under this Agreement to be pro rata between the Tranche 1 Commitments and Tranche 2 Commitments); and (b) any modification, amendment or waiver of the Specified Transaction Agreement Representations shall, in each case, be deemed materially adverse to the interests of the Lenders and may only be modified, amended or waived with the consent of the Lead Arrangers save to the extent contemplated under Section 1.03(f); and

(h) the Company Merger shall have occurred (or shall occur substantially concurrently with the initial Borrowing), which shall be confirmed through the delivery of merger certificate filed and effective with the Secretary of State of the State of Michigan;

(i) all fees and other amounts due and payable on or prior to the Closing Date by the Loan Parties to the Lead Arrangers and the Lenders (including pursuant to any fee or similar letters) shall be paid, including, to the extent invoiced by the relevant Person, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder on the Closing Date; and

(j) the Administrative Agent shall have received, at least 5 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to Eagle and its Subsidiaries.

SECTION 4.03. Action by Lenders During Certain Funds Period. During the Certain Funds Period and notwithstanding (i) any provision to the contrary in any Loan Document or (ii) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or that any representation given as a condition thereof was incorrect in any material respect, except (I) in the case of a particular Lender, if it would be illegal, due to a Change in Law affecting such Lender occurring after the date such Lender has become a party to this Agreement, for such Lender to participate in making the Loans hereunder and (II) in circumstances where, pursuant to Section 4.02, a Lender is not obligated to make a Loan, no Lender shall be entitled to:

cancel any of its Commitments to the extent to do so would prevent or limit the making of a Loan;

rescind, terminate or cancel this Agreement or any of its Commitments hereunder or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of its Loan;

refuse to participate in making its Loan;

exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent or limit the making of its Loan; or

cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Documents to the extent to do so would prevent or limit the making of its Loan;

provided that immediately upon (x) the expiration of the Certain Funds Period, (y) the occurrence of a Certain Funds Event of Default or (z) the breach of a Certain Funds Representation in any material respect, all such rights, remedies and entitlements shall be available to the Lenders as provided in the last paragraph of Article VII notwithstanding that they may not have been used or been available during the Certain Funds Period.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. At any time after the Closing Date, the Borrower will furnish to the Administrative Agent:

(a) within 90 days (or such earlier date as the Borrower may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC) after the end of each fiscal year of Borrower ending after the Closing Date, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, if any, all reported on by Ernst and Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as may be indicated in the notes thereto);

(b) within 45 days (or such earlier date as the Borrower may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, beginning with the first fiscal quarter ending after the Closing Date, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, if any, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with, or within five Business Days after, any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided that any certificate delivered in connection with any delivery of financial statements under clause (a) above shall also certify whether or not the Guarantor Coverage Test is satisfied;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual reports containing such information, shall be available on the web site of the SEC at http://www.sec.gov or on the Borrower’s web site at http://www.perrigo.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or apply to any Non-Loan Party Immaterial Subsidiary.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance; Accounts. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except for disposition of assets permitted under this Agreement), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower will take all action required by the Administrative Agent to permit the Administrative Agent and the Lenders to rely on its annual audit. Except as specified in the definitions of Fiscal Quarters and Fiscal Year, the Borrower will not change its fiscal quarters or fiscal year.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans and will be used only for the purposes described in Section 3.12. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose or in any manner that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Additional Covenants. If at any time any Loan Party shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $200,000,000, which includes financial covenants or the equivalent thereof not substantially provided for in this Agreement or more favorable to the holders or lenders thereunder than those provided for in this Agreement, then Borrower shall promptly so advise the Administrative Agent and the Lenders. If the Administrative Agent or the Required Lenders shall request, upon notice to Borrower, the Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same financial covenants or the equivalent thereof as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.

SECTION 5.10. Progress of the Scheme.

(a) The Borrower shall procure that the:

Scheme Circular is dispatched by Eagle as soon as practicable and in any event within 28 days of the date of issue of the Press Release (or on or before such later date as the Panel may permit) or, if later, promptly after the date on which the Court convenes a meeting of the holders of the Shares to consider the Scheme; and

material terms of the Scheme Circular are not inconsistent in any material respect with, or contrary to, the terms of the draft Press Release delivered to the Administrative Agent pursuant to the terms of this Agreement unless the Administrative Agent has approved in writing (which approval shall not be unreasonably withheld, delayed or conditioned) such change in advance or is required by the Panel, the Court or the SEC.

The Borrower will keep the Administrative Agent reasonably informed as to any material developments in relation to the Scheme and (i) promptly deliver to the Administrative Agent any material documents in relation to the Scheme, including a copy of any Scheme Document (subject to applicable legal or regulatory restrictions on disclosure thereof, including any requirements of the Irish Takeover Rules), (ii) promptly after any reasonable request from the Administrative Agent provide the Administrative Agent with any material information relevant to the progress of the Scheme and with any material information or advice received in relation to and relevant to the Scheme and (iii) notify the Administrative Agent promptly following it becoming aware that the relevant Court Order has been issued.

The Borrower shall not:

take any action (and procure, so far as it is able to do so, that no person Acting in Concert (as defined in the Irish Takeover Panel Act of 1997, as amended) with it or otherwise, takes any action) which would compel it (or any person Acting in Concert with it) to make an offer to shareholders in Eagle under Rule 9 of the Irish Takeover Rules; and

without the prior written consent of the Administrative Agent, acquire any Shares other than under the Scheme.

Without duplication of its obligations under Section 5.10(b), Borrower shall:

(i) comply in all material respects with its obligations under the Scheme and the Scheme Documents;

comply in all material respects with its obligations under the Irish Companies Acts 1963 to 2012 and the Irish Takeover Rules, subject to any applicable waivers by the Panel;

agree with the Administrative Agent the content of, and will deliver to the Administrative Agent copies of, all publicity material, press releases and announcements intended to be published to the extent relating to or describing the Lenders or the Loans (other than the Scheme Documents) as soon as practicable prior to their publication, unless otherwise required by the Irish Takeover Rules, the Panel, any regulation, any applicable stock exchange, any applicable government or other regulatory authority and shall not publish any such other publicity material, press releases or announcements relating to the Lenders or the Loans without the prior written consent of the Administrative Agent (not to be unreasonably withheld).

The Borrower shall not implement the Eagle Acquisition by way of a tender offer without the prior written consent of the Administrative Agent.

SECTION 5.11. Covenant to Guarantee Obligations; Additional Guarantors

(a) As soon as practicable (and in no event more than 60 days) following the Closing Date (or such longer period as may otherwise be agreed by the Administrative Agent), the Borrower shall, at Borrower’s expense, (i) cause Eagle and each Irish incorporated subsidiary of Eagle to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (ii) deliver to the Administrative Agent a certificate (signed by a director or the company secretary) of Eagle and each Irish incorporated subsidiary of Eagle (each an “Eagle Certificate Provider”) attaching and certifying as true and correct, (a) the certificates of incorporation, (b) memorandum and articles of association and (c) board resolutions approving the entry into the Transactions and this Agreement and ancillary documentation and authorizing their execution by persons specified in such resolution and certifying that (w) that the borrowing or guaranteeing the Commitments will not cause any borrowing, guarantee or similar limits binding on such Eagle Certificate Provider to be exceeded, (x) certifying that such Eagle Certificate Provider has complied with the provisions of Section 60 of the Act in order to enable such Eagle Certificate Provider to enter into this Agreement and perform its obligations under this Agreement, (y) certifying that neither such Eagle Certificate Provider, nor any director or Secretary of such Irish Certificate Provider is a company or a person to whom Chapter I or Chapter II of Part VII of the 1990 Act applies (z) certifying that the prohibition contained in Section 31 of the 1990 Act does not apply to this Agreement as such Eagle Certificate Provider forms part of a group of companies within the meaning of Section 35 of the 1990 Act; and (aa) a specimen of the signature of each person authorized by the resolution referred to in paragraph (c) above.

At any time after the Closing Date, the Borrower and the Administrative Agent may agree that any Subsidiary of the Borrower may guarantee the obligations of any Guarantor hereunder by delivering to such Guarantor and the Administrative Agent such customary documentation reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Subsidiary or Borrower.

Within 60 days after the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion) the Borrower shall furnish the Administrative Agent such customary legal opinions as it shall reasonably request relating to the addition of the Closing Date Guarantors as Guarantors.

If at any time on or after the Closing Date, any Person (other than an Excluded Subsidiary or an Immaterial Subsidiary) is or becomes, as applicable, a Subsidiary, the Borrower hereby agrees that within 60 days (or such later date as the Administrative Agent shall agree in its reasonable discretion) of such Person becoming a Subsidiary it shall (i) cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (ii) in connection therewith deliver to the Administrative Agent such customary options and other documentation reasonably requested by the Administrative Agent.

The Borrower shall comply with the Guarantor Coverage Test. To the extent the Borrower is not in compliance with the Guarantor Coverage Test as evidenced by the delivery of the annual certificate set forth in Section 5.01(c), no default shall result under this clause (e) if, within 60 days of the date such certificate is required to be delivered hereunder (or such later date as the Administrative Agent shall agree in its reasonable discretion), a Subsidiary or Subsidiaries of the Borrower enter into Joinder Agreements such that the Borrower would have been in compliance with such Guarantor Coverage Test (on a pro forma basis for such new Guarantors). In connection therewith the Borrower shall deliver to the Administrative Agent such customary opinions and other documentation reasonably requested by the Administrative Agent.

On any date the Borrower may by written notice to the Administrative Agent request that any Guarantor be released from the applicable Guaranty. Such Guarantor shall be released from such Guaranty to the extent that the Borrower shall be in pro forma compliance with the Guarantor Coverage Test (for the avoidance of doubt such test measured as of the most recent Fiscal Quarter (versus Fiscal Year) ended prior to the date of such notice) after giving effect to the release of such Guarantor from the Guaranty, with such notice to contain a certification from the Borrower of such pro forma compliance. The Lenders hereby authorize the Administrative Agent to execute and deliver any documents reasonably required to evidence such release.

SECTION 5.12. Covenant to Re-register Eagle as a Private Company As soon as practicable (and in no event more than 14 days) following the Closing Date (or such longer period as may otherwise be agreed by the Administrative Agent), the Borrower shall, at Borrower’s expense, cause the Take Private Application to be delivered to the Registrar of Companies in Ireland and shall deliver to the Administrative Agent a receipt from the Irish Companies Office confirming the filing of the Take Private Application and Form G1 in respect of the Take Private Resolution together with certified copies of such filing.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Non-Guarantor Subsidiary Indebtedness. The Borrower will not permit any Non-Guarantor Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness resulting from loans permitted by Section 6.04(d);

(d) Indebtedness pursuant to Permitted Securitization Transactions provided that the aggregate outstanding principal amount of the Indebtedness under all Permitted Securitization Transactions of all Non-Guarantor Subsidiaries and of the Borrower and all of its other Subsidiaries shall not exceed $250,000,000; and

(e) other Indebtedness in an aggregate amount not exceed an amount equal to 15% of Consolidated Total Tangible Assets.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens on any property or asset of the Borrower or any Subsidiary thereof existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, as reduced from time to time;

(c) Precautionary UCC filings with respect to operating leases of the Borrower or any Domestic Subsidiary thereof;

(d) Liens on assets of Subsidiaries solely in favor of the Borrower or any of its Subsidiaries as secured party and securing Indebtedness owing by a Subsidiary to Borrower or another Subsidiary;

(e) Prior to the Closing Date, Liens on any escrow account, and Liens on any cash, cash equivalents or other property held in such escrow account representing proceeds from the New Senior Notes to the extent the proceeds thereof remain in escrow with the release of such proceeds conditioned upon the consummation of the Acquisitions or the use of the proceeds to refinance all or a portion of the Senior Notes;

(f) Liens on assets of Eagle and its subsidiaries permitted to remain outstanding after the Closing Date pursuant to the terms of the Acquisition Agreement;

(g) Liens (in addition to the Liens permitted above in this Section 6.02) on assets of the Borrower and its Subsidiaries securing indebtedness in the aggregate less than an amount equal to 7.5% of Consolidated Total Tangible Assets, provided that such Liens assumed or created in connection with an Additional Acquisition after the Closing Date may secure Indebtedness in an aggregate amount of up to $25,000,000 in excess of 7.5% of Consolidated Total Tangible Assets for a period of time not to exceed 60 days after any such Additional Acquisition; and

(h) Liens (in addition to the Liens permitted above in this Section 6.02) on assets of Subsidiaries that are not Guarantors assumed or created in connection with an Additional Acquisition after the Closing Date and not created in contemplation of such Additional Acquisition and securing Indebtedness in the aggregate less than an amount equal to 10% of Consolidated Total Tangible Assets, provided that such Liens may secure Indebtedness in an aggregate amount of up to $25,000,000 in excess of 10% of Consolidated Total Tangible Assets for a period of time not to exceed 60 days after any such Additional Acquisition.

Notwithstanding the above, the Borrower will, if it or any Subsidiary shall create any Lien upon any of its property or assets, whether now owned or hereafter acquired, in favor of any of the holders of the Senior Notes or New Senior Notes (unless prior written consent of the Required Lenders to the creation thereof shall have been obtained), make or cause to be made effective a provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, provided nothing in this Section 6.03 shall prohibit the consummation of the Transactions, and provided further that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a) Permitted Investments;

(b) Investments, loans and advances existing on the date hereof and set forth in Schedule 6.04 and extensions, renewals and replacements thereof that do not increase the outstanding amount thereof, as reduced from time to time;

(c) Investments in a Securitization Entity in connection with Permitted Securitization Transactions and in an aggregate outstanding amount acceptable to the Administrative Agent and required to consummate the Permitted Securitization Transactions plus accounts or notes receivable permitted to be transferred to a Securitization Entity in connection with Permitted Securitization Transactions;

(d) Investments, loans or advances made by the Borrower or any Subsidiary to the Borrower or any Subsidiary (including, for the avoidance of doubt, any such Investments, loans or advances incurred in connection with the Acquisitions);

(e) Additional Acquisitions, provided that: (i) before and after giving pro forma effect thereto (as of the end of the most recently ended Fiscal Quarter of the Borrower), no Default exists or would be caused thereby and (ii) if such Additional Acquisition involves the acquisition of Equity Interests, the consummation of such Additional Acquisition has been recommended by the Board of Directors and management of the target of such Additional Acquisition;

(f) Guarantees (i) by the Borrower or any Subsidiary of Indebtedness of the Borrower or any Subsidiary that is a Guarantor, (ii) by any Subsidiary that is not a Guarantor of any Indebtedness of any Subsidiary or (iii) of any of the Obligations; and

(g) Guarantees, investments, loans or advances not otherwise permitted by this Section 6.04 not in excess of 15% of Consolidated Total Assets in the aggregate.

It is acknowledged and agreed that any Guarantees permitted by clauses (f) and (g) above, to the extent such Guarantee constitutes Indebtedness, are subject to compliance with any applicable limitations in Section 6.01.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) the Borrower may make Restricted Payments with respect to its Equity Interests so long as no Default exists or would be caused thereby.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.08 or any permitted extension, refinancing, replacement or renewal thereof, or any amendment or modification thereof so long as any such extension, refinancing, renewal, amendment or modification is not, taken as a whole, materially more restrictive (in the good faith determination of the Borrower) than such restriction or condition, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to Indebtedness incurred by any Subsidiary permitted by this Agreement if such restrictions or conditions apply only to such Subsidiary, (v) prohibitions, restrictions and conditions arising in connection with any disposition permitted by Section 6.09 with respect to the property subject to such disposition, (vi) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Securitization Transaction, (vii) agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower or any permitted extension, refinancing, replacement or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not, taken as a whole, materially more restrictive (in the good faith determination of the Borrower) than such agreement or arrangement, (viii) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (ix) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (x) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the property subject thereto and (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.09. Disposition of Assets; Etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms, sales of scrap or obsolete material or equipment, the lapse of intellectual property of the Borrower or any of its Subsidiaries that is no longer useful or material to their business and sales of fixed assets the proceeds of which are used to purchase other property of a similar nature of at least equivalent value within 180 days of such sale, provided, however, that this Section 6.09 shall not (a) prohibit any sale or other transfer of an interest in accounts or notes receivable to a Securitization Entity pursuant to Permitted Securitization Transactions if the aggregate outstanding principal amount of the Indebtedness under all Permitted Securitization Transactions does not exceed $250,000,000, (b) prohibit any sale or other transfer of any asset of the Borrower or any Subsidiary to the Borrower or any Subsidiary that is a Guarantor and (c) prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property sold, leased, licensed, transferred, assigned or otherwise disposed of after the Effective Date and on or prior to such transaction date shall be less than 40% of the aggregate book value of the Consolidated Total Assets as of the end of the fiscal year immediately preceding such transaction and the aggregate amount of businesses, assets, rights, revenues and property sold, leased, licensed, transferred, assigned or otherwise disposed of after the Effective date and on or prior to such transaction date shall be responsible for less than 40% of the consolidated net sales or net income of the Borrower and its Subsidiaries for the fiscal year immediately preceding the date of such transaction, and if immediately after any such transaction, no Default shall exist or shall have occurred and be continuing.

SECTION 6.10. Leverage Ratio. Beginning with the first full fiscal quarter after the Closing Date, the Borrower will not permit the Leverage Ratio to exceed 4.0 to 1.0 as of the last day of any fiscal quarter of the Borrower; provided that (i) beginning with the third full fiscal quarter following the Closing Date, the Borrower will not permit the Leverage Ratio to exceed 3.5 to 1.0 as of the last day of any fiscal quarter of the Borrower and (ii) beginning with the fifth full fiscal quarter following the Closing Date, the Borrower will not permit the Leverage Ratio to exceed 3.25 to 1.0 as of the last day of any fiscal quarter of the Borrower.

SECTION 6.11. Interest Coverage Ratio. Beginning with the first full fiscal quarter ending after the Closing Date, the Borrower will not permit the Interest Coverage Ratio to be less than 3.5 to 1.0 as of the end of any fiscal quarter of the Borrower.

SECTION 6.12. Limitations on Activities of Borrower and its Subsidiaries During the Certain Funds Period. During the Certain Funds Period and immediately prior to the Closing Date (and immediately prior to consummation of the Company Merger) Borrower and its Subsidiaries shall not (a) incur any Indebtedness other than or any intercompany Indebtedness (including for the avoidance of doubt any intercompany Indebtedness incurred in connection with the Acquisitions), (b) own any material assets other than the Equity Interests of any of their respective Subsidiaries or (c) otherwise engage in any business or activity other than (i) the ownership and/or acquisition of the Equity Interests of New Foreign Holdco and Company Merger Sub and any other direct or indirect parent entity of Company Merger Sub that holds no material assets (other than the Equity Interests of any Subsidiary that is or is a parent entity of Company Merger Sub) and owes no material liabilities, as applicable, (ii) the maintenance of their legal existence, including the incurrence of fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Borrower, (iv) incurring fees, costs and expenses relating to organization overhead including professional fees for legal, tax and accounting issues and paying taxes, (v) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder and the borrowing of any Loans hereunder and the guarantees of the obligations hereunder, (vi) the performance of its obligations under the Acquisition Agreement and under the Scheme Documents, (vii) taking all actions, including executing and delivering any related agreements, for the purpose of consummating the issuance of the New Senior Notes or the New Term Loan Facility for the purpose of reducing the Aggregate Commitments and/or refinancing the Loans outstanding under this Agreement or the establishment of the New Revolving Credit Facility (including, without limitation, holding the proceeds of any such issuance of the New Senior Notes the New Term Loan Facility or the New Revolving Credit Facility referred to in this clause (vii) in escrow prior to the consummation of the Acquisition), (viii) providing indemnification to officers and directors, (ix) activities incidental to the consummation of the Transactions, including the making of intercompany loans (including for the avoidance of doubt any intercompany loans made in connection with the Acquisitions), distributions of cash, cash equivalents or Equity Interests and/or the making of other investments, in each case consummated substantially contemporaneously with the consummation of the Transactions, and (x) activities necessary or advisable for or incidental to the businesses or activities described in clauses (i) to (ix) of this Section 6.12.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.06 (with respect to inspection rights), 5.08, 5.10 (to the extent constituting a Certain Funds Event of Default), 5.11, 6.01, 6.02, 6.03, 6.04, 6.06, 6.07, 6.09, 6.10, 6.11, 6.12 or 9.06(b);

(e) (i) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 and such failure shall continue unremedied for a period of five days (provided such time period shall be ten days with respect to compliance certificates required to be delivered pursuant to Section 5.01(c)) after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or (ii) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e)(i) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) shall fail to pay Material Indebtedness at the stated final maturity thereof (after giving effect to any applicable grace periods);

(g) any event or condition occurs that results in Material Indebtedness of the Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, the appointment of an examiner or other relief in respect of the Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, examiner, conservator or similar official for the Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate Dollar Equivalent amount in excess of $125,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event or a Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events and/or Foreign Plan Events that have occurred, results in liabilities in an aggregate Dollar Equivalent amount in excess of $40,000,000 or any other event or condition shall occur or exist with respect to a Plan or a Foreign Plan and in each case such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect;

(m) Any Loan Document shall fail to remain in full force or effect or provide the Lien or Guarantee intended to be provided, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or the Borrower shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, subject during the Certain Funds Period to Section 4.03, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

During the Clean-up Period, any breach of a representation or any default which arises with respect to the Eagle Group shall not constitute or result in a default, drawstop, right to rescission, termination or similar right or remedy or any other right of enforcement or an acceleration; provided that such breach or default (i) does not have a material adverse effect on the consolidated business, assets or financial condition of the Group taken as a whole, such that the Group taken as a whole would be reasonably likely to be unable to perform its payment obligations under this Agreement; (ii) was not knowingly procured or approved by the Borrower; (iii) is capable of remedy and reasonable steps are being taken to remedy it and (iv) is not a breach of the covenants relating to the accession of Guarantors.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment. (a) In order to expedite the transactions contemplated by this Agreement, Barclays is hereby appointed to act as Administrative Agent, and (ii) HSBC Bank USA, N.A. is each hereby appointed to act as a Syndication Agent. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders, and promptly to distribute to each its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent. Upon receipt by the Administrative Agent of any of the reports, notices or certificates required to be delivered by the Borrower under Section 5.01 (other than Section 5.01(f)) or 5.02, the Administrative Agent shall promptly deliver the such reports, notices or certificates to the Lenders.

(b) Neither any of the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent under Article IV. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other

Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 8.02. Nature of Duties. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent.

SECTION 8.03. Resignation by the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Borrower.

Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of Lenders the with the consent of the Borrower (not to be unreasonably withheld or delayed and provided such consent shall not be required if an Event of Default has occurred and is continuing), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus (including its parent company) having a Dollar Equivalent that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

SECTION 8.04. Each Agent in its Individual Capacity. With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of the Subsidiaries or other Affiliates thereof as if it were not an Agent.

SECTION 8.05. Indemnification. Each Lender agrees (a) to reimburse the Agents and their Related Parties, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of their Related Parties, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to an Agent or any of their Related Parties for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent or such Related Party, as the case may be.

SECTION 8.06. Lack of Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07. Designation of Affiliates. The Administrative Agent shall be permitted from time to time to designate one of its Affiliates (which includes any branches of the Administrative Agent or any of its Affiliates) to perform the duties to be performed by the Administrative Agent hereunder with respect to any matters under the Loan Documents. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at c/o Perrigo Company, 515 Eastern Avenue, Allegan, Michigan, 49101, Attention of Michael Kelly, assistant treasurer (Telecopy No. (269) 673-1440; e-mail: michael.kelly@perrigo.com;

(ii) if to the Administrative Agent, to it at the following:

Barclays Bank PLC,

as Administrative Agent and a Lender:

Barclays Bank PLC

745 Seventh Ave

New York, NY 10019

Attention: Vanessa Kurbatskiy

Facsimile: 212-526-2799

Telephone: 212-526-1126

Email: vanessa.kurbatskiy@barclays.com / ltmny@barclays.com

with a copy to: (for payments and requests for credit extensions):

Barclays Bank PLC

1301 Sixth Avenue

New York, NY 10019

Attention: Justin Snell / Barclays Agency Services

Facsimile: 917-522-0569

Telephone: 212-320-0708

Email: justin.snell@barclays.com / xrausloanops5@barclays.com

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender directly affected thereby, (ii) reduce the principal amount of any or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby (it being understood and agreed that (x) any increase in the total Commitments and related modifications approved by each Lender increasing any of its Commitments and by the Required Lenders shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments and (y) any “amend-and-extend” transaction that extends the Maturity Date only for those Lenders that agree to such an extension (which extension may include increased pricing and fees for such extending Lenders, and which extension shall not apply to those Lenders that do not approve such extension) shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments), (v) release all or substantially all Guarantors from their obligations under any Guaranty, except to the extent permitted hereunder (whether pursuant to any sale or other transfer of the relevant Guarantor permitted hereunder or as otherwise permitted hereunder) or with the consent of all the Lenders or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any other Agent hereunder without the prior written consent of the Administrative Agent and such other Agent, as the case may be.

(c) Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Loans of such Defaulting Lender shall be disregarded except as provided in Section 2.18(b)

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, Administrative Agent, the Syndication Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lead Arrangers, Administrative Agent and the Syndication Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, Agents or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Lead Arranger, Agent or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the obligation to pay fees, disbursements and other charges of legal counsel shall be limited to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Syndication Agent, the Lead Arrangers and all Lenders and one additional Irish counsel to the Administrative Agent, the Syndication Agent, the Lead Arrangers (and, if reasonably necessary, of one additional local counsel in any other relevant jurisdiction) (and in the case of any actual or perceived conflict, an additional conflicts counsel with respect to each of the above).

(b) The Borrower shall indemnify each Lead Arranger, Agent and Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by any Loan Party or any other Person, or in any other way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it under this Agreement or any other Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any information transmission system in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Lead Arranger or Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against a Lead Arranger or an Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, and (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

As used herein, “Ineligible Institution” means a (a) natural person or (b) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment of Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of or notice to the Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees and the terms of the facilities set forth herein constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or .pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Notwithstanding anything in paragraph (a) of this Section 9.06 or any other provision of this Agreement to the contrary, upon the Administrative Agent’s request, the Borrower agrees to promptly execute and deliver such amendments to this Agreement as shall be necessary to implement any increase in the Applicable Margin or interest or fees payable hereunder pursuant to any separate letter agreements with respect to interest or fees and the terms hereof during the period permitted therein (and notwithstanding anything to the contrary herein (including Section 9.02), such amendment shall only require the consent of Barclays, HSBC Bank USA, N.A. and the Borrower).

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to the Transactions or the other transactions contemplated by this Letter or the performance of services hereunder and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Letter or the transactions contemplated hereby or the performance of services hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. No Advisory or Fiduciary Responsibility In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent, any Lead Arranger or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Lead Arranger or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents, the Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents, the Lead Arrangers and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Lead Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLISFONT LIMITED

By:	/s/ Judy L. Brown
	Name:	Judy L. Brown
	Title:	Director

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Lender and as Administrative Agent

By:	/s/ Claire O’Connor
	Name:	Claire O’Connor
	Title:	Managing Director

Signature Page to Credit Agreement

HSBC BANK USA, N.A., as a Lender and as Syndication Agent

By:	/s/ Richard Jackson
	Name:	Richard Jackson
	Title:	Managing Director Co-Head of Leveraged Finance and Acquisition Finance

Signature Page to Credit Agreement

Exhibit A – Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Debt Bridge Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of ]

3. Borrower:	Blisfont Limited

4. Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Debt Bridge Credit Agreement dated as of July 28, 2013 among Blisfont Limited, the Lenders parties thereto, HSBC Bank USA, N.A., as Syndication Agent and Barclays Bank PLC, as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loan
	$	$		%
	$	$		%
	$	$		%

Assignment Date:                  , 20     (the “Assignment Date”) [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented[2] to and Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By
Title:

Consented[3] to:

BLISFONT LIMITED

By
Title:

[2]	If required.
[3]	If required.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B – Form of Note

NOTE

[Date]

Blisfont Limited, a private limited company formed under the law of Ireland (the “Borrower”), promises to pay                      (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as hereinafter defined), in immediately available funds at the office of Barclays Bank PLC, as Administrative Agent, designated in the Credit Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in the amounts and at the times required under the Credit Agreement.

The Lender shall, and is hereby authorized to record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Debt Bridge Credit Agreement dated as of July 28, 2013 (the “Credit Agreement”) by and among Blisfont Limited, a private limited company formed under the law of Ireland (the “Borrower”), the Lenders (together with their respective successors and assigns, the “Lenders”), HSBC Bank USA, N.A., as Syndication Agent and Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed as more specifically described in the Credit Agreement and other Loan Documents, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

By:

Print Name:

Title:

Exhibit C – Mandatory Cost Rate

MANDATORY COST

1. The Mandatory Cost Rate (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the applicable Borrower, deliver to such Borrower a statement setting forth the calculation of Mandatory Cost Rate.

3. The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

A x 0.01

per cent. per annum.

Where:

A is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5. For the purposes of this Exhibit:

(b) “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e) “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f) “Reference Banks” means, in relation to Mandatory Cost Rate, the principal London offices of Barclays Bank PLC.

(g) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Facility Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

8. The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

9. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank, as applicable, pursuant to paragraphs 3, 6 and 7 above.

10. Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost Rate, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

11. The Administrative Agent may from time to time, after consultation with the Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit C in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Exhibit D – Form of Joinder Agreement

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [            ], 20[    ], by [ADDITIONAL GUARANTOR[s]] a [jurisdiction][corporation][partnership][LLC] ([each an][the] “Additional Guarantor”), in favor of BARCLAYS BANK PLC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

PRELIMINARY STATEMENTS

A. WHEREAS, Blisfont Limited, a private limited company organized under the laws of Ireland (the “Borrower”), the Lenders and the Administrative Agent and the other agents party thereto, have entered into a Debt Bridge Credit Agreement, dated as of July 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. WHEREAS certain subsidiaries of the Borrower have previously entered into a Guaranty (the “Guaranty”) dated the date of the Credit Agreement in favor of the Administrative Agent pursuant to which they have guaranteed the Guaranteed Obligations as set forth therein.

B. WHEREAS, the Credit Agreement requires [each][the] Additional Guarantor to become a party to the Guaranty.

C. WHEREAS, [each][the] Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Guaranty.

ACCORDINGLY, IT IS AGREED:

1. Guaranty. By executing and delivering this Joinder Agreement, [each][the] Additional Guarantor, as provided in Section 15 of the Guaranty, hereby becomes a party to the Guaranty as a “Guarantor” thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. [All notices and other communications provided to the Additional Guarantor[s] shall be at the address set forth pursuant to Section 9.01 of the Credit Agreement.] [Each][The] Additional Guarantor hereby represents and warrants that each of the representations and warranties made by it as a Guarantor in Section 10 of the Guaranty are true and correct in all material respects on and as of the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

2. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

IN WITNESS WHEREOF, [each][the] undersigned [party] has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR[S]]

By:
Name:
Title:

Exhibit E – Form of Closing Certificate

BLISFONT LIMITED

Closing Certificate

[—], 201[    ]

I, [    ], hereby certify as follows:

I am the [                    ] of Blisfont Limited, a private limited company formed under the laws of Ireland (the “Company”), and I am authorized to execute this Certificate on behalf of the Company.

This Certificate is given in connection with the transactions described in (i) the Debt Bridge Credit Agreement, dated as of July 28, 2013 (the “Debt Bridge Credit Agreement”), among Blisfont Limited, as borrower (the “Borrower”), the financial institutions listed on the signature pages thereof (the “Lenders”), HSBC Bank USA, N.A., as syndication agent for the Lenders and Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, the “Agent”) and (ii) the Cash Bridge Credit Agreement, dated as of July 28, 2013 (the “Cash Bridge Credit Agreement”, and together with the Debt Bridge Credit Agreement, the “Credit Agreements”), among the Borrower, the Lenders, HSBC Bank USA, N.A., as syndication agent for the Lenders and the Agent.

I hereby further certify that:

1. The Certain Funds Representations (as defined in the Debt Bridge Credit Agreement and the Cash Bridge Credit Agreement, as applicable) are true and correct in all material respects on and as of the date hereof as if made on the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

2. As of the date hereof, no Certain Funds Event of Default (as defined in the Debt Bridge Credit Agreement and the Cash Bridge Credit Agreement, as applicable) has occurred and is continuing or would result from the consummation of any Borrowing (as defined in the Debt Bridge Credit Agreement and the Cash Bridge Credit Agreement, as applicable) or from the application of the proceeds therefrom.

3. As of the date hereof, the condition set forth in Section 4.02(g) of each Credit Agreement has been satisfied (or waived in accordance with Section 9.02 of such Credit Agreement).

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

Name:
Title:

[—]3

Closing Certificate

[—], 201[ ]

I, [—], hereby certify as follows:

I am [—] of [—], a [—] (the “Company”), and I am authorized to execute this Certificate on behalf of the Company.

This Certificate is given in connection with the transactions described in (i) the Debt Bridge Credit Agreement, dated as of July 28, 2013 (the “Debt Bridge Credit Agreement”), among Blisfont Limited, as borrower (the “Borrower”), the financial institutions listed on the signature pages thereof (the “Lenders”), HSBC Bank USA, N.A., as syndication agent for the Lenders and Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, the “Agent”) and (ii) the Cash Bridge Credit Agreement, dated as of July 28, 2013 (the “Cash Bridge Credit Agreement”, and together with the Debt Bridge Credit Agreement, the “Credit Agreements”), among the Borrower, the Lenders, HSBC Bank USA, N.A., as syndication agent for the Lenders and the Agent.

I hereby further certify that:

4. Attached hereto as Exhibit A is a true, correct and complete copy of the [certificate of incorporation] of the Company in effect as of the date hereof and such certificate has not been amended or otherwise changed since [—].

5. Attached hereto as Exhibit B is a true, correct and complete copy of the [bylaws] of the Company in effect on the date of the adoption of the [—] referred to below and as of the date hereof.

6. Attached hereto as Exhibit C is a true, correct and complete copy of the [—] duly and validly executed by the Company’s [—] approving and authorizing the execution, delivery and performance of the Guaranty and each of the other Loan Documents (as defined in the Debt Bridge Credit Agreement or the Cash Bridge Credit Agreement, as applicable) the Company is a party to and the transactions contemplated thereby, which [—] is in full force and effect as of the date hereof and has not been amended, modified, revoked or rescinded since its execution.

7. The Company is a [—] duly [—], validly existing and in good standing under the laws of the jurisdiction of its organization and, to the extent such concept exists in the applicable jurisdiction, attached hereto as Exhibit D is a good standing certificate of recent date from the Company’s jurisdiction of formation.

[3]	Applicable for Closing Guarantors

8. The persons listed below have been duly elected or appointed, have duly qualified and on the date of this Certificate are officers of the Company, holding the respective offices set forth below opposite their names, and the signatures set forth opposite their names are genuine:

Name	Title	Signature

[—]	[—]

[—]	[—]

[—]	[—]

Each of the foregoing officers is authorized to sign each of the Loan Documents to which the Company is a party.

IN WITNESS WHEREOF, I have hereunto set my hand as [•] of the Company as of the date first written above.

Name: [—]
Title: [—]

I, [—], hereby certify that (a) I am the duly elected, qualified and acting [—] of the Company and (b) [—] is the duly elected, qualified and acting [—] of the Company and the signature set forth above is [her/his] genuine signature.

Name: [—]
Title: [—]

Exhibit A: [Certificate of Incorporation]

Exhibit B: [Bylaws]

Exhibit C: [—]

Exhibit D: Good Standing Certificate